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Exhibit 3.7


                           CERTIFICATE OF AMENDMENT
                      OF THE CERTIFICATE OF INCORPORATION
                                      OF
                        STANLEY FURNITURE COMPANY, INC.


     Albert L. Prillaman and Douglas I. Payne certify that:

     1. They are the President and Secretary, respectively, of Stanley Furniture Company, Inc., a Delaware corporation.

     2. Article FOURTH of the Certificate of Incorporation of the Company is amended to add the following at the end thereof:

     "Effective on the date of the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Certificate of Incorporation of the Company with respect hereto ("Effective Date"), every two shares of the Company's Common Stock outstanding immediately prior to such time shall be reclassified into one share of Common Stock. Stockholders who, as a result of the reverse stock split, own a fraction of a whole share of Common Stock, shall be entitled to receive from the Company in lieu of a fractional share, cash in the amount equal to $4.25 upon the surrender of certificates representing Common Shares owned prior to the Effective Date."

     3. Article SIXTH of the Certificate of Incorporation of the Company is amended by deleting paragraph 1 thereof and replacing it with the following:
     (1) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the Board of Directors. Election of directors need not be by ballot unless the by-laws so provide. Commencing with the 1994 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes, denominated as Class I, Class II and Class III, each as nearly equal in number to the other two as possible. At the 1994 Annual Meeting of Stockholders, directors of Class I shall be elected to hold office for a term expiring at the 1995 Annual Meeting of Stockholders; directors of Class II shall be elected to hold office for a term expiring at the 1996 Annual Meeting of Stockholders; and directors of Class III shall be elected to hold office for a term expiring at the 1997 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders after 1994, the successors to the class of directors whose terms shall then expire shall be identified as being of the same class of directors they succeed and shall be elected to hold office for a term expiring at the third succeeding Annual Meeting of Stockholders. When the number of directors is changed, any newly-created directorships or any decrease in directorship shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. Directors need not be stockholders.

     4. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by the Board of Directors.

     5. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by written consent of the majority of stockholders of the Company and written notice of such consent was given to non-consenting stockholders in accordance with
Section 228(c) of the General Corporation Law of the State of Delaware, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     6. The capital of the Company will not be reduced under, or by reason of, the foregoing Amendments to the Certificate of Incorporation of the Company.

     We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing
Certificate are true and correct to our knowledge.

     IN WITNESS WHEREOF, this Certificate of Amendment is executed by Albert L. Prillaman, President and Douglas I. Payne, Secretary, this 30th day of June, 1993.

                                     STANLEY FURNITURE COMPANY,INC.


                                     By:s/Albert L. Prillaman
                                     Name:  Albert L. Prillaman
                                     Title: President



                                     By:s/Douglas I. Payne
                                     Name:  Douglas I. Payne
                                     Title: Secretary